Exhibit 99.1

Magnum Hunter Resources Announces
Divestiture of Cinco Terry Property
For $21.5 Million

FOR IMMEDIATE RELEASE - Houston, TX– (Market Wire) – November 1, 2010 – Magnum Hunter Resources Corporation (NYSE Amex: “MHR” and “MHR-PC”)(“Magnum Hunter”, or the “Company") announced this morning that the Company has entered into a definitive purchase and sale agreement with a subsidiary of Approach Resources, Inc. (NASDAQ: AREX)(“Approach”) for the sale to Approach of Magnum Hunter’s 10.0% non-operated working interest in the Cinco Terry property located in Crockett County, Texas. Total cash consideration of the sale to Approach is $21.5 million, subject to customary adjustments. The sale is deemed effective as of October 1, 2010 and final closing of the sale occurred on October 29, 2010.

As of June 30, 2010, Magnum Hunter’s total proved reserves associated with Cinco Terry were 2.4 MMBoe (63% crude oil & ngl’s; 48% proved developed producing). The Company’s net daily production level attributable to this 10% non-operated working interest located in West Texas is approximately 470 Boe per day. Approach is the operator of the Cinco Terry property which includes approximately 5,033 net acres.

Management Comments

Mr. Gary C. Evans, Chairman and Chief Executive Officer of Magnum Hunter commented, “We are pleased to announce the divestiture of this conventional natural gas property. As a legacy asset of our Company, Cinco Terry simply no longer fits the Company’s business strategy of focusing on unconventional resource plays (either oil or liquids rich) and this property is non-operated. We made the decision to divest all of our conventional oil and gas properties approximately thirty days ago and this transaction represents our first sale to meet that objective. The proceeds from this divestiture will immediately reduce our senior bank indebtedness and fund a portion of our anticipated 2011 capital expenditure program. Magnum Hunter anticipates reporting a capital gain on this sale in the fourth quarter of this year.”

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition of exploratory leases and producing properties, secondary enhanced oil recovery projects, exploratory drilling, and production of oil and natural gas in the United States. The Company is presently active in three of the “big four” emerging shale plays in the United States.

For more information, please view our website at www.magnumhunterresources.com

Forward-Looking Statements

This press release contains statements concerning Magnum Hunter Resources Corporation’s expectations, beliefs, plans, intentions, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements and others contained in this presentation that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995 (the “Litigation Reform Act”). Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate”, ”believe” ,”continue”, “could”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “may”, “objective”, “plan”, “potential”, “predict”, “projection”, “should”, “will”, or other similar words. Such forward-looking statements relate to, among other things: (1) the Company’s proposed exploration and drilling operations on its various properties, (2) the expected production and revenue from its various properties, (3) the Company’s proposed redirection as an operator of certain properties and (4) estimates regarding the reserve potential of its various properties. These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance the continued exploration, drilling and operation of its various properties, (2) positive confirmation of the reserves, production and operating expenses associated with its various properties, (3) the general risks associated with oil and gas exploration, development and operations, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the period ended December 31, 2009 filed on March 31, 2010, and the Company’s Quarterly Reports on Form 10-Q for the quarters ending September 30, 2009, March 31, 2010, and June 30, 2010, filed on November 16, 2009, May 17, 2010, and August 12,2010, respectively. Magnum Hunter Resources Corporation cautions readers not to place undue reliance on any forward-looking statements. Magnum Hunter Resources Corporation does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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Contact	M. Bradley Davis Senior Vice President of Capital Markets bdavis@magnumhunterresources.com (832) 203-4545